PRESS RELEASE

For release:	November 7, 2012

Contact:	Media Linda Hohn Associate General Counsel (610) 660-6862 lhohn@global-indemnity.com

Global Indemnity plc Reports Third Quarter 2012 Financial Results.

Dublin, Ireland (November 7, 2012) – Global Indemnity plc (NASDAQ:GBLI) today reported net income for the three months ended September 30, 2012 of $9.9 million or $0.39 per share and net income for the nine months ended September 30, 2012 of $30.4 million or $1.11 per share. As of September 30th, book value per share was $32.02, an increase of 2.7% compared to book value per share of $31.19 at June 30, 2012, and an increase of 10.2% compared to book value per share of $29.06 at December 31, 2011. The Company also repurchased 266 thousand of its shares in the open market for $5.5 million during the quarter.

Selected Operating and Balance Sheet Data (Dollars in millions, except per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2012	2011	2012	2011
Gross Premiums Written	$56.9	$73.1	$182.3	$255.7
Net Premiums Written	$51.5	$64.9	$162.9	$234.4

Net income (loss)	$9.9	$(33.4)	$30.4	$(14.8)
Net income (loss) per share	$0.39	$(1.10)	$1.11	$(0.49)

Operating income (loss)	$7.6	$(34.0)	$24.9	$(30.4)
Operating income (loss) per share	$0.30	$(1.12)	$0.91	$(1.00)

	As of September 30, 2012	As of June 30, 2012	As of March 31, 2012	As of December 31, 2011(1)
Book value per share	$32.02	$31.19	$30.19	$29.06
Shareholders’ equity	$807.4	$795.2	$859.4	$839.1
Cash and invested assets	$1,565.8	$1,572.8	$1,666.7	$1,647.7

(1)	Retrospective adoption of new accounting guidance limiting acquisition costs that can be deferred decreased shareholders’ equity by $2.6 million or $0.09 per share

Cynthia Y. Valko, Chief Executive Officer, stated, “Book value per share has increased 10.2% since 2011 primarily due to growing more profitable lines, exiting unprofitable classes of business, and share repurchases. We are working closely with our agents and are investing in our business to further enhance the value proposition. In regard to Hurricane Sandy, which struck on October 29, 2012 (approximately a month after the close of the Third Quarter), the Company does not yet have a reliable estimate of the storm’s impact on its financial results.”

About Global Indemnity plc and its subsidiaries

Global Indemnity plc (NASDAQ:GBLI), through its several direct and indirect wholly owned subsidiary insurance and reinsurance companies, provides both admitted and non-admitted specialty property and casualty insurance coverages in the United States, as well as reinsurance throughout the world. Global Indemnity plc’s two primary divisions are:

•	United States Based Insurance Operations

•	Bermuda Based Reinsurance Operations

For more information, visit the Global Indemnity plc website at http://www.globalindemnity.ie.

Forward-Looking Information

Forward-looking statements contained in this press release are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. We caution investors that our actual results may be materially different from the estimates expressed in, or implied, or projected by, the forward looking statements. Please see our periodic reports filed with the Securities and Exchange Commission for a discussion of the risks and uncertainties which may affect us and for a more detailed discussion of our cautionary note regarding forward-looking statements.

Global Indemnity plc’s Combined Ratio for the Three and Nine Months Ended September 30, 2012 and 2011

The combined ratio is a key measure of insurance profitability. The components comprising the combined ratio are as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Loss Ratio:
Current Accident Year
Excluding Catastrophes	54.5	86.8	57.9	73.7
Catastrophes	10.7	21.7	7.6	19.1

Current Accident Year	65.2	108.5	65.5	92.8
Changes to Prior Accident Year	(1.2)	3.3	(1.6)	(3.5)

Loss Ratio – Calendar Year	64.0	111.8	63.9	89.3
Expense Ratio	42.0	43.2	39.5	40.2

Combined Ratio	106.0	155.0	103.4	129.5

For the three months ended September 30th, the calendar year loss ratio decreased by 47.8 points to 64.0 in 2012 from 111.8 in 2011.

•	Excluding catastrophes, the current accident year loss ratio decreased by 32.3 points to 54.5 in 2012 from 86.8 in 2011.

•

Excluding catastrophes, the property loss ratio decreased from 50.0 in the third quarter of 2011 to 38.4 in the third quarter of 2012 mainly due to decreased severity from fire losses and severe weather during 2012. Including catastrophes, the property loss ratio decreased by 42.0 points to 56.8 in 2012 from 98.8 in 2011.

•

The casualty loss ratio decreased 39.4 points to 76.9 in 2012 from 116.3 in 2011. The decrease is mainly attributable to actions taken to improve profitability that were implemented in the latter half of 2011.

•

Current year results include a 1.2 point reduction in the loss ratio related to prior accident years. This decrease was mainly related to Insurance Operations and resulted primarily from favorable emergence in professional liability lines partially offset by increases to auto liability lines in both Insurance and Reinsurance Operations.

For the three months ended September 30th, the expense ratio decreased from 43.2 in 2011 to 42.0 in 2012.

•	The expense ratio decreased from 43.2 in 2011 to 42.0 in 2012 primarily due to changes in the mix of business in the Reinsurance Operations.

•	Corporate expenses decreased $1.0 million on a quarter over quarter basis mainly due to a decrease in outside legal and other professional fees.

For the nine months ended September 30th, the calendar year loss ratio decreased by 25.4 points to 63.9 in 2012 from 89.3 in 2011.

•	Excluding catastrophes, the current accident year loss ratio decreased by 15.8 points to 57.9 in 2012 from 73.7 in 2011.

•

Excluding catastrophes, the property loss ratio decreased from 47.1 in the third quarter of 2011 to 41.9 in the third quarter of 2012 mainly due to decreased severity from fire losses and severe weather during 2012. Including catastrophes, the property loss ratio decreased by 35.0 points to 56.1 in 2012 from 91.1 in 2011.

•

The casualty loss ratio decreased 17.9 points to 76.1 in 2012 from 94.0 in 2011. The decrease is mainly attributable to actions taken to improve profitability that were implemented in the latter half of 2011.

•

Current year results include a 1.6 point reduction in the loss ratio related to prior accident years. This decrease was primarily related to Insurance Operations and resulted primarily from favorable emergence in general and professional liability lines partially offset by increases to property and marine lines in Insurance Operations and auto liability lines in both Insurance and Reinsurance Operations.

For the nine months ended September 30th, the expense ratio decreased from 40.2 in 2011 to 39.5 in 2012.

•	The expense ratio remained consistent, decreasing marginally from 40.2 in 2011 to 39.5 in 2012 primarily due to changes in the mix of business in the Reinsurance Operations.

•	Corporate expenses decreased $4.0 million mainly due to a decrease in outside legal and other professional fees.

Global Indemnity plc’s three months ended September 30, 2012 and 2011 Gross and Net Premiums Written Results by Business Unit

(Dollars in thousands)	Three Months Ended September 30,
	Gross Premiums Written		Net Premiums Written
	2012	2011	2012	2011
Insurance Operations	$51,205	$55,260	$45,710	$47,102
Reinsurance Operations	5,744	17,832	5,745	17,832

Total	$56,949	$73,092	$51,455	$64,934

Insurance Operations: For the three months ended September 30, 2012, gross premiums written decreased 7.3%, and net premiums written decreased 3.0%, compared to the same period in 2011. In the second half of 2011 the Company began exiting certain unprofitable classes of business which contributed to the decrease. This was partially offset by increases in the Company’s small business, commercial auto and vacant property classes.

Reinsurance Operations: For the three months ended September 30, 2012, gross and net premiums written decreased 67.8% compared to the same period in 2011. The decrease was primarily due to the cancellation of several unprofitable treaties during 2012.

Global Indemnity plc’s nine months ended September 30, 2012 and 2011 Gross and Net Premiums Written Results by Business Unit

(Dollars in thousands)	Nine Months Ended September 30,
	Gross Premiums Written		Net Premiums Written
	2012	2011	2012	2011
Insurance Operations	$151,410	$182,102	$132,490	$161,333
Reinsurance Operations	30,929	73,618	30,381	73,116

Total	$182,339	$255,720	$162,871	$234,449

Insurance Operations: For the nine months ended September 30, 2012, gross premiums written decreased 16.9%, and net premiums written decreased 17.9%, compared to the same period in 2011. In the second half of 2011 the Company began exiting certain unprofitable classes of business which contributed to the decrease. This was partially offset by increases in the Company’s small business, property brokerage and commercial auto classes.

Reinsurance Operations: For the nine months ended September 30, 2012, gross premiums written decreased 58.0%, and net premiums written decreased 58.4%, compared to the same period in 2011. The decrease was primarily due to the cancellation of several unprofitable treaties during 2012.

# # #

Note: Tables Follow

GLOBAL INDEMNITY PLC

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars and shares in thousands, except per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2012	2011	2012	2011
Gross premiums written	$56,949	$73,092	$182,339	$255,720

Net premiums written	$51,455	$64,934	$162,871	$234,449

Net premiums earned	$55,329	$77,090	$177,658	$231,114
Investment income, net	14,777	12,880	37,265	41,224
Net realized investment gains	3,211	1,288	6,913	21,671
Other income (loss)	101	372	(291)	12,539

Total revenues	73,418	91,630	221,545	306,548

Net losses and loss adjustment expenses	35,407	86,234	113,574	206,329
Acquisition costs and other underwriting expenses	23,223	33,327	70,150	92,810
Corporate and other operating expenses	2,039	3,067	6,863	10,869
Interest expense	1,265	1,525	4,213	5,020

Income (loss) before income taxes	11,484	(32,523)	26,745	(8,480)
Income tax expense (benefit)	1,571	899	(3,634)	6,401

Net income (loss) before equity in net income of partnership	9,913	(33,422)	30,379	(14,881)
Equity in net income of partnership, net of tax	—	—	—	53

Net income (loss)	$9,913	$(33,422)	$30,379	$(14,828)

Weighted average shares outstanding – basic	25,392	30,338	27,263	30,321

Weighted average shares outstanding – diluted	25,413	30,353	27,281	30,342

Net income (loss) per share – basic	$0.39	$(1.10)	$1.11	$(0.49)

Net income (loss) per share – diluted	$0.39	$(1.10)	$1.11	$(0.49)

Combined ratio analysis: (1)
Loss ratio	64.0	111.8	63.9	89.3
Expense ratio	42.0	43.2	39.5	40.2

Combined ratio	106.0	155.0	103.4	129.5

(1)	The loss ratio, expense ratio and combined ratio are non-GAAP financial measures that are generally viewed in the insurance industry as indicators of underwriting profitability. The loss ratio is the ratio of net losses and loss adjustment expenses to net premiums earned. The expense ratio is the ratio of acquisition costs and other underwriting expenses to net premiums earned. The combined ratio is the sum of the loss and expense ratios.

GLOBAL INDEMNITY PLC

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

ASSETS	(Unaudited) September 30, 2012	December 31, 2011 (1)
Fixed Maturities:
Available for sale securities, at fair value (amortized cost: 2012 - $1,212,179 and 2011 - $1,258,533)	$1,259,845	$1,296,885
Equity securities:
Available for sale, at fair value (cost: 2012 - $165,095 and 2011 - $155,390)	194,553	168,361
Other invested assets:
Available for sale securities, at fair value (cost: 2012 - $3,049 and 2011 - $4,150)	2,937	6,617

Total investments	1,457,335	1,471,863

Cash and cash equivalents	108,490	175,860
Premiums receivable, net	42,439	47,844
Reinsurance receivables	273,993	287,986
Deferred federal income taxes	5,352	14,642
Deferred acquisition costs	19,438	21,564
Intangible assets	18,431	18,704
Goodwill	4,820	4,820
Prepaid reinsurance premiums	6,390	6,555
Receivable for securities sold	—	1,484
Federal income taxes receivable	8,600	2,223
Other assets	19,059	19,371

Total assets	$1,964,347	$2,072,916

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses	$923,778	$971,377
Unearned premiums	99,087	114,041
Ceded balances payable	3,050	8,887
Contingent commissions	7,843	7,473
Payable for securities purchased	16,089	—
Notes and debentures payable	84,929	103,000
Other liabilities	22,184	29,075

Total liabilities	1,156,960	1,233,853

Shareholders’ equity:
Ordinary shares, $0.0001 par value, 900,000,000 ordinary shares authorized; A ordinary shares issued: 16,208,439 and 21,429,683 respectively; A ordinary shares outstanding: 13,151,919 and 16,810,678, respectively; B ordinary shares issued and outstanding: 12,061,370 and 12,061,370, respectively	3	3
Additional paid-in capital	514,124	621,917
Accumulated other comprehensive income, net of taxes	56,667	40,174
Retained earnings	337,792	307,413
A ordinary shares in treasury, at cost: 3,056,520 and 4,619,005 shares, respectively	(101,199)	(130,444)

Total shareholders’ equity	807,387	839,063

Total liabilities and shareholders’ equity	$1,964,347	$2,072,916

(1)	Retrospective adoption of new accounting guidance limiting acquisition costs that can be deferred decreased deferred acquisition costs by $4.0 million and shareholders’ equity by $2.6 million

GLOBAL INDEMNITY PLC

SELECTED INVESTMENT DATA

(Dollars in millions)

	Market Value as of
	(Unaudited) September 30, 2012	December 31, 2011
Fixed Maturities	$1,259.8	$1,296.9
Cash and cash equivalents	108.5	175.8

Total bonds and cash and cash equivalents	1,368.3	1,472.7
Equities and other invested assets	197.5	175.0

Total cash and invested assets, gross	1,565.8	1,647.7
Receivable / (payable) for securities	(16.1)	1.5

Total cash and invested assets, net	$1,549.7	$1,649.2

	(Unaudited) Three Months Ended September 30, 2012 (a)	(Unaudited) Nine Months Ended September 30, 2012 (a)
Net investment income (b)	$14.8	$37.3

Net realized investment gains	3.2	6.9
Net unrealized investment gain	11.4	23.2

Net realized and unrealized investment returns	14.6	30.1

Total investment return	$29.4	$67.4

Average total cash and invested assets (c)	$1,556.5	$1,599.5

Total investment return % annualized	7.5%	5.6%

(a)	Amounts in this table are shown on a pre-tax basis.
(b)	Quarter to date and year to date results include $4.3 million and $4.5 million, respectively, of partnership distributions.
(c)	Simple average of beginning and end of period, net of payable/receivable for securities.

GLOBAL INDEMNITY PLC

SUMMARY OF OPERATING INCOME

(Unaudited)

(Dollars and shares in thousands, except per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2012	2011	2012	2011
Operating income (loss)	$7,621	$(34,017)	$24,856	$(30,388)
Adjustments:
Net realized investment gains, net of tax	2,292	595	5,523	15,560

Total after-tax adjustments	2,292	595	5,523	15,560

Net income (loss)	$9,913	$(33,422)	$30,379	$(14,828)

Weighted average shares outstanding – basic	25,392	30,338	27,263	30,321

Weighted average shares outstanding – diluted	25,413	30,353	27,281	30,342

Operating income (loss) per share – basic	$0.30	$(1.12)	$0.91	$(1.00)

Operating income (loss) per share – diluted	$0.30	$(1.12)	$0.91	$(1.00)

Note Regarding Operating Income

Operating income, a non-GAAP financial measure, is equal to net income excluding after-tax net realized investment gains (losses). Operating income is not a substitute for net income determined in accordance with GAAP, and investors should not place undue reliance on this measure.